Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (S-4) and related Prospectus of IHS Inc. for the registration of $750,000,000 of 5% Senior Notes and to the incorporation by reference therein of our report dated January 16, 2015 (except for Note 21, as to which the date is June 24, 2015) with respect to the consolidated financial statements of IHS Inc. and our report dated January 16, 2015 with respect to the effectiveness of internal control over financial reporting of IHS Inc., both included in its Form 8-K dated June 24, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

June 24, 2015